Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-82430 and 333-82432 on MedCath Corporation on Form S-8, of our report on the financial statements of Heart Hospital of South Dakota LLC dated December 14, 2006, appearing in this Annual Report on Form 10-K of MedCath Corporation for the year ended September 30, 2006.
/s/ DELOITTE & TOUCHE LLP
December 14,2006
Charlotte, North Carolina